Exhibit 10.6
INSTRUMENT OF GRANT - DIRECTOR RESTRICTED SHARE UNITS (ANNUAL GRANTS)

Unitholder:
Date of Grant:
Number of Units:

Valeant Pharmaceuticals International, Inc. (the "Company") hereby grants to the Unitholder named above (the "Unitholder"), the number of restricted share units (the "Units") of the Company set forth above, in accordance with and subject to the terms, conditions and restrictions of this Unit Agreement, together with the provisions of the Company's 2014 Omnibus Incentive Plan (the "Plan").

1.
The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Unit Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.
One-hundred percent (100%) of the Units will vest on the date immediately preceding the conclusion of the first Annual Meeting of Shareholders following the Date of Grant, provided that the Unitholder is providing services to the Company through the vesting date, and shall be settled on, or as soon as practicable following the vesting date (or, if later, in accordance with the Unitholder's deferral election for the applicable calendar year), at which time the Unitholder shall receive, in accordance with Sections 7(c)(v) and 7(c)(vi) of the Plan, a number of Common Shares equal to the number of Units set forth above.

3.
No fractional Common Shares will be issued or provided on the vesting or settlement of the Units granted hereunder. If, as a result of any adjustment to the number of Common Shares issuable or to be provided on the vesting or settlement of the Units granted hereunder pursuant to the Plan, the Unitholder would be entitled to receive a fractional Common Share, the Unitholder has the right to acquire only the full number of Common Shares so adjusted and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

4.
Nothing in the Plan or in this Unit Agreement will affect the Company's right to terminate the service of a Unitholder at any time for any reason whatsoever. Notwithstanding anything to the contrary in the Plan, upon any termination of service for any reason prior to the vesting date, such unvested Units shall be forfeited effective immediately, except as otherwise determined by the Board.

5.
All notices to the Company relating to the Units must be delivered personally or delivered by prepaid registered mail and, if delivered personally or by prepaid registered mail, must be addressed to Corporate Human Resources, or, if explicitly permitted by the Company, delivered or made available electronically via the electronic system designated by the Company. All notices to the Unitholder relating to the Units will be either delivered or made available electronically via the electronic system designated by the Company (currently Fidelity) or addressed to the principal address of the Unitholder on file with the Company. Either the Company or the Unitholder may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered or made available electronically, on the date of delivery or on the date made available electronically, as the case may be, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Unitholder or the Company is not binding on the recipient thereof until received.

6.
When the issuance of Common Shares may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to refuse to issue or provide such Common Shares or pay such cash amount for so long as such conflict or inconsistency remains outstanding.

7.
The Units granted pursuant to this Unit Agreement may only be held by the Unitholder personally and no assignment or transfer of the Units, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Units whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Units granted hereunder will terminate and be of no further force or effect. Complete details of this restriction are set out in the Plan.

8.	The Unitholder hereby agrees that:

(a)
any rule, regulation or determination, including the interpretation, by the Board or appropriate committees of the Board of the Plan, the Units granted hereunder and the vesting and settlement thereof, is final and conclusive for all purposes and binding on all persons including the Company and the Unitholder; and

(b)	the grant of the Units does not affect in any way the right of the Company to terminate the service of the Unitholder.

9.
The Unitholder shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the vesting, receipt or settlement of the Units. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Unitholder, an amount (if any) sufficient to cover withholding of any federal, state, provincial, territorial, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations (which such amount may be satisfied, at the Unitholder’s election, with Common Shares delivered or vested in connection with the Units). It shall be a condition to the obligation of the Company to issue Common Shares upon the settlement of the Units, that the Unitholder pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

10.
The bookkeeping account maintained for the Units granted pursuant to this Unit Agreement shall, until the settlement dates or termination and cancellation or forfeiture of the Units pursuant to the terms of the Plan, be allocated additional Units on the payment date of dividends on the Company's Common Shares. Such dividends will be converted into additional Common Shares covered by the Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Units by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Units shall have the same settlement dates and vest in accordance with the same terms as the Units granted under this Unit Agreement.

11.	This Unit Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

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881129.04-NYCSR05A        MSW - Draft July 8, 2016 - 11:09 PM